Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER EARNINGS,

SOLID LOAN GROWTH AND NET INTEREST MARGIN

WAYNE, NJ – April 26, 2012 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2012 of $34.5 million, or $0.18 per diluted common share as compared to the first quarter of 2011 earnings of $36.6 million, or $0.21 per diluted common share, when results included net trading gains and net gains on securities transactions totaling a combined $3.9 million after taxes ($0.02 per common share). See the “Key highlights for the first quarter” section below for more details.

All common share data presented in this press release, including the earnings per diluted common share data above, were adjusted for a five percent stock dividend declared by our Board of Directors on April 18, 2012, payable May 25, 2012 to shareholders of record on May 11, 2012.

Key highlights for the first quarter:

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Acquisition of State Bancorp, Inc. (“State Bancorp”): On January 1, 2012, Valley acquired State Bancorp, the holding company for State Bank of Long Island, a commercial bank with $1.7 billion in assets, after purchase accounting adjustments, and 16 branches in Nassau, Suffolk, Queens, and Manhattan. The shareholders of State Bancorp received a fixed one- for- one exchange ratio for Valley National Bancorp common stock. The total consideration for the acquisition totaled $208.4 million (approximately 17.7 million shares of Valley common stock). The transaction generated approximately $102.5 million in goodwill and $8.1 million in core deposit intangible assets subject to amortization. As a condition to the closing of the merger, State Bancorp redeemed $36.8 million of its outstanding Fixed Rate Cumulative Series A Preferred Stock from the U.S. Treasury. The stock redemption was funded by a $37.0 million short-term loan from Valley to State Bancorp. The loan, included in Valley’s consolidated financial statements at December 31, 2011, was subsequently eliminated as of the acquisition date and is no longer outstanding.

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Merger Expenses: Merger expenses related to our acquisition of State Bancorp totaled approximately $980 thousand ($649 thousand after taxes, or less than $0.01 per common share) for the first quarter of 2012 as compared to $2.3 million ($1.7 million after taxes, or $0.01 per common share) during the fourth quarter of 2011. The merger expenses for the first quarter largely related to data processing conversion charges.

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Loan Growth: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $1.4 billion to $10.9 billion at March 31, 2012 from December 31, 2011 primarily due to $1.1 billion in loans acquired from State Bancorp and $112 million in commercial real estate loans purchased from another financial institution (both referred to as “purchased loans” below) in the first quarter. Valley also continued to experience solid quarter over quarter organic loan growth within the residential mortgage portfolio during the three months ended March 31, 2012. Excluding the purchased loans during 2012, our residential mortgage loans grew by $227.0 million, or 39.7 percent on an annualized basis, during the first quarter of 2012. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $252.2 million, or 2.3 percent of our total loans, at March 31, 2012 as compared to $271.8 million at December 31, 2011 mainly due to normal payment activity. Overall, our total loan portfolio grew by 7.8 percent on an annualized basis during the first quarter of 2012, exclusive of the purchased loans.

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Net Interest Income and Margin: Net interest income increased $9.2 million to $127.5 million for the quarter ended March 31, 2012 as compared to $118.3 million for the quarter ended December 31, 2011. On a tax equivalent basis, our net interest margin decreased 4 basis points to 3.70 percent in the first quarter of 2012 as compared to 3.74 percent for the fourth quarter of 2011, and decreased 1 basis point from 3.71 percent for the first quarter of 2011. The decrease in the net interest margin as compared to the linked fourth quarter of 2011 was mainly due to lower yields on taxable investments and loans. See the “Net Interest Income and Margin” section below for more details.

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Rate Reduction on Long-Term Borrowings: In January 2012, we modified the terms of $150 million in FHLB advances and other borrowings within our long-term borrowings. The modifications resulted in a reduction of the interest rate on these funds, an extension of their maturity dates to 10 years from the date of modification, and a conversion of the debt to non-callable for periods ranging from 3 to 4 years. We similarly modified the terms of $435 million in FHLB advances during November and December 2011. After the modifications, the weighted average interest rate on these borrowings declined by 0.86 percent to 3.99 percent. There were no gains, losses, penalties or fees incurred in the modification transactions.

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Asset Quality: Total loans past due 30 days or more were 1.52 percent of the loan portfolio at March 31, 2012 compared to 1.69 percent at December 31, 2011. Total non-accrual loans were $125.2 million, or 1.12 percent of our entire loan portfolio of $11.1 billion, at March 31, 2012. The residential mortgage and home equity loan portfolios totaling approximately 25,000 individual loans had only 261 loans past due 30 days or more at March 31, 2012. At March 31, 2012, residential mortgage and home equity loans delinquent 30 days or more totaled $49.7 million, or 1.63 percent of the $3.0 billion in total loans within these categories. See “Credit Quality” section below for more details.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $5.7 million for the first quarter of 2012 as compared to $11.9 million for the fourth quarter of 2011 and $5.3 million for the first quarter of 2011. Net loan charge-offs on non-covered loans decreased to $6.3 million for the first quarter of 2012 compared to $14.4 million for the fourth quarter of

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

2011 and increased from $3.8 million for the first quarter of 2011. At March 31, 2012, our allowance for losses on non-covered loans and unfunded letters of credit totaled $122.0 million and was 1.12 percent of non-covered loans, as compared to 1.29 percent and 1.32 percent at December 31, 2011 and March 31, 2011, respectively. The decline in the ratio reflects the impact of the loans obtained in the acquisition of State Bancorp and the commercial real estate loans purchased during the quarter which U.S. GAAP requires to be initially recorded at fair value based on an amount estimated to be collectible. The purchased loans were initially recorded net of fair valuation discounts related to credit totaling over $53 million and $5 million, respectively, which may be used to absorb potential future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition.

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Provision for Losses on Covered Loans: We recorded no provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) related to additional credit impairment of the loan pools during the first quarter of 2012. Comparatively, we recorded provisions of $3.4 million and $18.9 million during the fourth and first quarters of 2011, respectively, due to credit impairment caused by subsequent declines in the expected cash flows within certain pools of covered loans at the acquisition date and/or decreases in the additional cash flows expected to be collected due to changes in estimate after acquisition. The negative impact of the provisions was partially offset by the recognition in other non-interest income of the FDIC’s applicable portion of the impairment under the loss-sharing agreements in each period. Our allowance for losses on covered loans totaled $13.5 million at both March 31, 2012 and December 31, 2011.

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Investments: No other-than-temporary impairment charges were recognized in earnings during the first quarter of 2012 as compared to $825 thousand during the same period of 2011. We recorded net losses on securities transactions totaling $157 thousand during the first quarter of 2012 as compared to $2.7 million ($1.7 million after taxes, or approximately $0.01 per common share) in net gains during the first quarter of 2011 primarily due to the sale of $239.0 million in residential mortgage-backed securities issued by government sponsored agencies in the comparable 2011 period.

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Trading Mark to Market Impact on Earnings: Net income for the first quarter of 2012 included net trading losses of $988 thousand ($660 thousand after taxes, or less than $0.01 per common share) as compared to net trading gains of $3.4 million ($2.2 million after taxes, or $0.01 per common share) for the first quarter of 2011. Net trading losses mainly represent non-cash mark to market losses on our junior subordinated debentures carried at fair value.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 12.27 percent, 10.58 percent, and 8.08 percent, respectively, at March 31, 2012.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Given the difficult interest rate environment and the increasing costs associated with bank regulation, we are mostly pleased with Valley’s operating performance for the first quarter of 2012. Our margin has remained remarkably resilient against the downward market rate pressures, despite a high level of prepayment and refinance activity resulting in lower yields on most of our earning assets. Residential mortgage loan volume,

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

without question, remains one of bright spots for Valley in this low rate environment, and is reflective of the successful pricing and marketing of our mortgage refinance programs.” Mr. Lipkin added, “In January 2012, we completed our acquisition of State Bancorp and promptly integrated their systems into Valley during February with minimal disruption to our customer service and operations. We believe our ability to put this integration quickly behind us, our management team’s clear focus on this attractive Long Island market, and Valley’s strong brand recognition in the New York Metro area will provide us the immediate opportunity to effectively compete and benefit from this transaction.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $129.1 million for the first quarter of 2012, a $9.1 million increase from the fourth quarter of 2011 and an increase of $10.9 million from the first quarter of 2011. The linked quarter increase was mainly driven by a $1.2 billion increase in average loans primarily caused by the acquisition of State Bancorp and strong organic residential loan growth, as well as lower costs on our interest-bearing liabilities during the first quarter of 2012.

The net interest margin on a tax equivalent basis was 3.70 percent for the first quarter of 2012, a decrease of 4 basis points from 3.74 percent in the linked fourth quarter of 2011, and a 1 basis point decline from 3.71 percent for the quarter ended March 31, 2011. The yield on average interest earning assets decreased by 20 basis points on a linked quarter basis mainly as a result of lower yields on both average loans and taxable investments caused by the historically low interest rate environment. The volume of refinance or prepayment of higher yielding loans remained relatively high for the first quarter of 2012 and negatively impacted the yield on average loans. The yield on average taxable investments also continued to decline quarter over quarter due to prepayments of higher yielding securities, accelerated premium amortization on certain mortgage-backed securities, and new securities (both acquired from State Bancorp and purchased during the quarter) yielding lower market rates. The cost of average interest bearing liabilities declined 21 basis points from 1.90 percent in the fourth quarter of 2011 mainly due to a 27 basis point decline in the cost of average time deposits caused principally by low yielding certificates of deposit, adjusted for purchase accounting amortization, acquired from State Bancorp combined with lower rates on new and renewed time deposits as we maintained the low interest rates offered on such products during the first quarter of 2012. The cost of long-term borrowings decreased 14 basis points to 4.23 percent for the first quarter of 2012 primarily due to the aforementioned rate modifications of $585 million in FHLB advances and other borrowings during the fourth quarter of 2011 and January 2012, partially offset by junior subordinated debentures acquired from State Bancorp with contractual balances totaling $20.6 million and variable rates yielding above 6 percent for the quarter based on three-month LIBOR, adjusted for purchase accounting accretion. Our cost of total deposits was 0.57 percent for the first quarter of 2012 compared to 0.66 percent for the three months ended December 31, 2011.

We believe our margin may continue to face the risk of compression into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet, including the use of derivative instruments from time to time, and our cost of funds to optimize our returns.

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

Credit Quality

Our past due loans and non-accrual loans, discussed further below, exclude loans that were acquired as part of FDIC-assisted transactions (the “covered loans”) in 2010 and loans subsequently acquired or purchased by Valley, primarily consisting of loans acquired from State Bancorp on January 1, 2012. Under U.S. GAAP, these purchased loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley.

Total loan delinquencies as a percentage of total loans were 1.52 percent at March 31, 2012 as compared to 1.69 percent at December 31, 2011 and 1.70 percent at March 31, 2011. With a non-covered loan portfolio totaling $10.9 billion, net loan charge-offs on non-covered loans for the first quarter of 2012 totaled $6.3 million as compared to $14.4 million for the fourth quarter of 2011 and $3.8 million for the first quarter of 2011. There were no charge-offs on loans in our impaired covered loan pools for the first quarter of 2012 as compared to charge-offs totaling $2.5 million and $5.1 million for the fourth and first quarters of 2011, respectively. Charge-offs on impaired covered loan pools are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at March 31, 2012, December 31, 2011 and March 31, 2011:

	March 31, 2012		December 31, 2011		March 31, 2011
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and Industrial loans*	$65,061	3.00%	$65,076	3.46%	$59,072	3.18%
Commercial real estate loans:
Commercial real estate	18,568	0.43%	19,222	0.54%	15,239	0.44%
Construction	13,337	3.10%	12,905	3.14%	15,924	3.81%

Total commercial real estate loans	31,905	0.67%	32,127	0.81%	31,163	0.80%
Residential mortgage loans	9,775	0.39%	9,058	0.40%	10,884	0.53%
Consumer loans:
Home equity	2,245	0.44%	2,214	0.47%	2,429	0.49%
Auto and other consumer	5,695	0.63%	6,463	0.71%	9,871	1.06%

Total consumer loans	7,940	0.56%	8,677	0.63%	12,300	0.86%
Unallocated	7,367	—	7,719	—	8,156	—

Allowance for non-covered loans and unfunded letters of credit	122,048	1.12%	122,657	1.29%	121,575	1.32%
Allowance for covered loans	13,528	5.36%	13,528	4.98%	20,147	5.99%

Total allowance for credit losses	$135,576	1.22%	$136,185	1.39%	$141,722	1.48%

*	Includes the reserve for unfunded letters of credit.

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

The allocation percentages in the commercial and commercial real estate loan categories decreased from December 31, 2011 largely due to purchased loans acquired from State Bancorp on January 1, 2012 and commercial real estate loans purchased from another financial institution in March 2012. The purchased loans have been recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses and, in the case of State Bancorp, without carryover of the loan portfolio’s historical allowance for loan losses. The State Bancorp and the other purchased loans are accounted for on a pooled basis and initially recorded net of fair valuation discounts related to credit totaling over $53 million and $5 million, respectively, which may be used to absorb potential future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding purchased loans with carrying values totaling approximately $1.2 billion) was 1.25 percent at March 31, 2012.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $179.6 million at March 31, 2012 compared to $167.4 million at December 31, 2011. The $12.2 million increase in NPAs from December 31, 2011 was mainly due to a $11.4 million increase in the estimated fair value of non-accrual debt securities (consisting of other-than-temporarily impaired trust preferred securities classified as available for sale) totaling $38.5 million at March 31, 2012. The non-accrual debt securities had total combined unrealized losses of $13.2 million and $24.6 million at March 31, 2012 and December 31, 2011, respectively.

Non-accrual loans increased $943 thousand to $125.2 million at March 31, 2012 as compared to $124.3 million at December 31, 2011 partly due to one new non-accrual commercial real estate loan with a recorded investment totaling $5.2 million, partially offset by declines in non-accrual balances within the commercial and industrial loan and construction loan categories. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $182.1 million at March 31, 2012 and had $19.9 million in related specific reserves included in our total allowance for loan losses. OREO (which consists of 22 commercial and residential properties) and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled $14.1 million and $1.8 million, respectively, at March 31, 2012 as compared to $15.2 million and $796 thousand, respectively, at December 31, 2011. The $973 thousand increase in other repossessed assets was due to the transfer of one aircraft at its estimated fair value (less selling costs) of $1.0 million that collateralized an impaired commercial loan. The transfer resulted in a partial loan charge-off of $258 thousand to our allowance of loan losses.

Loans past due 90 days or more and still accruing decreased $1.3 million to $2.7 million, or 0.02 percent of total loans at March 31, 2012 compared to $4.0 million, or 0.04 percent at December 31, 2011. The decrease was primarily due to the completion of a normal renewal of a $1.8 million performing commercial loan and the troubled debt restructuring of a performing $600 thousand construction loan.

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

Loans past due 30 to 89 days increased $4.5 million to $42.1 million at March 31, 2012 compared to December 31, 2011 mainly due to increased delinquencies within construction and residential mortgage loans, partly offset by the migration of a $5.2 million commercial real estate loan to non-accrual status (reported as a potential problem loan at December 31, 2011) and improved performance of consumer loans within this delinquency category.

Troubled debt restructured loans (“TDRs”) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $96.2 million at March 31, 2012 and consisted of 71 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 60 loans totaling $101.0 million at December 31, 2011. On an aggregate basis, the $96.2 million in performing TDRs at March 31, 2012 had a modified weighted average interest rate of approximately 5.02 percent as compared to a pre-modification weighted average interest rate of 6.08 percent.

Loans and Deposits

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $1.4 billion to approximately $10.9 billion at March 31, 2012 from December 31, 2011 mainly due to $1.1 billion in loans acquired from State Bancorp on January 1, 2012 and $112 million in commercial real estate loans purchased during the first quarter. The remaining linked quarter organic loan growth was mainly driven by a $227 million increase in residential mortgage loans, a $40.6 million increase in commercial real estate (excluding construction loans), and a $21.5 million increase in commercial and industrial loans (excluding the elimination of a $37.0 million short-term loan to State Bancorp in our purchase accounting), partially offset by decreases in most other loan categories during the first quarter of 2012. Residential mortgage loans increased mainly due to the continued success of our low fixed-price refinance programs and the current low level of market interest rates. During the first quarter of 2012, we originated over $523 million in new and refinanced residential mortgage loans and retained approximately 79 percent of these loans in our loan portfolio at March 31, 2012. Commercial real estate loans continued to increase quarter over quarter due to our strong business emphasis on co-op and multifamily loan lending in the New York Metro area, as well as increased new loan demand mainly from our current borrowers. Commercial and industrial loans increased largely due to cyclical loan demand from two of our larger borrowers. However, soft loan demand coupled with strong competition for quality credits continued to challenge our ability to achieve significant loan growth in this category during the quarter. Home equity and automobile loan origination volumes continued to be outpaced by normal loan payments and prepayments during the first quarter of 2012 due to, among other factors, many borrowers’ electing to rollover loan balances into refinanced first residential mortgages, high unemployment levels and our strict underwriting standards.

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $252.2 million at March 31, 2012 as compared to $271.8 million at December 31, 2011. As required for our purchased loans in the first quarter of 2012, all of our covered loans are accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis,

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the first quarter of 2012, we reduced our FDIC loss-share receivable by $1.6 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period.

Deposits. Total deposits increased $1.3 billion to approximately $11.0 billion at March 31, 2012 from December 31, 2011 largely due to $1.4 billion in deposits assumed from the State Bancorp acquisition. During the first quarter of 2012, Valley’s non-interest bearing deposits and savings NOW and money market accounts totaling $3.2 billion and $5.0 billion at March 31, 2012, respectively, experienced relatively strong organic growth (excluding $371.2 million and $596.6 million in deposits assumed from State Bancorp in each respective category) partly due to the low level of interest rates on time deposits and the migration of some maturing certificate of deposits to these account types. Accordingly, time deposits totaling $2.7 billion at March 31, 2012 only grew $209.3 million from December 31, 2011, despite the addition of $412.5 million in time deposits assumed from State Bancorp. The lack of growth was primarily due to lower interest rates offered on most of our certificate of deposit products and run-off of maturing higher rate certificates of deposit during the first quarter of 2012.

Non-Interest Income

First quarter of 2012 compared with first quarter of 2011

Non-interest income for the first quarter of 2012 decreased $22.2 million to $22.6 million as compared to $44.8 million for the same period of 2011 primarily due to a $16.3 million decline in non-interest income recognized due to changes in our FDIC loss-share receivable. The decline was largely due to a lower level of additional estimated credit losses on covered loans at March 31, 2012 as compared to one year ago. Net trading gains decreased to a loss of $988 thousand for the first quarter of 2012 as compared to a net trading gain of $3.4 million for the first quarter of 2011 mainly due to non-cash mark to market losses on our trust preferred debentures carried at fair value. Net gains on securities transactions decreased $2.8 million to a net loss of $157 thousand for the first quarter of 2012 as compared to the 2011 period primarily due to the sale of $239.0 million in residential mortgage-backed securities in the first quarter of 2011. Partially offsetting these items, insurance commissions increased $1.0 million to $5.4 million for the first quarter of 2012 due to strong volumes at our title insurance and all-line insurance agency subsidiaries.

First quarter of 2012 compared with fourth quarter of 2011

Non-interest income for the first quarter of 2012 increased $8.8 million from $13.8 million for the quarter ended December 31, 2011 mainly due to $19.1 million in other-than-temporary impairment charges recognized during the fourth quarter of 2011 (mainly related to trust preferred securities issued by one bank holding company). Partially offsetting the positive impact of the decline in impairment charges, net gains on securities transactions decreased $12.2 million from $12.0 million during the fourth quarter of 2011 mainly due to our reduction in our holdings of certain residential mortgage-backed securities issued by Freddie Mac and Fannie Mae with increased prepayment risk during the fourth quarter. Additionally, insurance commissions and other non-interest income increased $1.3 million and $1.1 million as compared to the fourth quarter of 2011.

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

Non-Interest Expense

First quarter of 2012 compared with first quarter of 2011

Non-interest expense increased $10.7 million to $94.5 million for the three months ended March 31, 2012 from $83.8 million for the same period of 2011 largely due to a $6.9 million increase in salary and employee benefits expense. The increase was primarily due to additional staffing expense related to the State Bancorp acquisition as well as a $715 thousand increase in incentive stock compensation expense due to additional amortization from stock awards granted during the first quarter of 2012. We anticipate a second quarter reduction of nearly $1.0 million in staffing expenses due to cost savings achieved from our consolidation of State Bancorp’s operations during the first quarter of 2012. Other non-interest expense also increased $3.3 million to $15.3 million for the first quarter of 2012 mainly due to several general increases caused by the State Bancorp acquisition, including approximately $802 thousand in data processing conversion and other merger expenses.

First quarter of 2012 compared with fourth quarter of 2011

Non-interest expense increased by $10.2 million from $84.4 million for the linked quarter ended December 31, 2011. Salary and employee benefits expense and other non-interest expense increased $8.1 million and $2.1 million, respectively, as compared to the fourth quarter of 2011 mainly due to the aforementioned items in the section above. Net occupancy and equipment expenses also increased $1.3 million to $17.4 million for the first quarter of 2012 due to additional expenses associated with the 16 branches acquired from State Bancorp, as well as a seasonal increase in utility expenses. Professional and legal fees decreased $1.2 million from $4.9 million for the three months ended December 31, 2011 primarily due to $1.3 million in fees recognized during the fourth quarter related to our acquisition of State Bancorp.

Income Tax Expense

Income tax expense was $15.3 million and $17.1 million for the first quarters of 2012 and 2011, respectively. Our effective tax rate decreased 1.2 percent to 30.7 percent for the three months ended March 31, 2012 as compared to 31.9 percent for the same period one year ago. The change in the effective tax rate from the first quarter of 2011 reflects a decrease in pre-tax income and an increase in our state tax expense, partially offset by an increase in our tax credit investments.

For the remainder of 2012, we anticipate that our effective tax rate will approximate 32 percent.

About Valley

Valley is a regional bank holding company headquartered in Wayne, New Jersey with nearly $16 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 211 branches in 147 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley National Bank is one of the largest commercial banks headquartered

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	A severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	a continued or unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected cost savings and revenue synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated;

•	inability to retain State Bancorp’s customers and employees;

•	lower than expected cash flows from covered loan pools acquired in FDIC-assisted transactions; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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1455 Valley Road, Wayne, NJ 07470	Phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2012	2011	2011

FINANCIAL DATA:
Net interest income	$127,459	$118,314	$116,892
Net interest income - FTE (4)	129,149	120,055	118,243
Non-interest income (2)	22,595	13,772	44,787
Non-interest expense	94,548	84,377	83,829
Income tax expense	15,278	7,528	17,103
Net income	34,531	24,817	36,585
Weighted average number of common shares outstanding: (5)
Basic	196,930,733	178,694,711	178,154,684
Diluted	196,961,915	178,695,174	178,162,788
Per common share data: (5)
Basic earnings	$0.18	$0.14	$0.21
Diluted earnings	0.18	0.14	0.21
Cash dividends declared	0.16	0.16	0.16
Book value	7.58	7.09	7.34
Tangible book value (1)	5.30	5.19	5.41
Tangible common equity to tangible assets (1)	6.74%	6.67%	6.88%
Closing stock price - high	$12.59	$12.09	$13.52
Closing stock price - low	11.35	9.66	12.10

CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$34,531	$36,508	$37,102
Basic earnings per share, as adjusted	0.18	0.20	0.21
Diluted earnings per share, as adjusted	0.18	0.20	0.21

FINANCIAL RATIOS:
Net interest margin	3.65%	3.68%	3.66%
Net interest margin - FTE (4)	3.70	3.74	3.71
Annualized return on average assets	0.88	0.69	1.03
Annualized return on average shareholders’ equity	9.34	7.57	11.23
Annualized return on average tangible shareholders’ equity (1)	13.43	10.21	15.26
Efficiency ratio (6)	63.01	63.88	51.85

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	0.88%	1.02%	1.04%
Annualized return on average shareholders’ equity as adjusted	9.34	11.13	11.39
Annualized return on average tangible shareholders’ equity, as adjusted	13.43	15.02	15.48
Efficiency ratio, as adjusted	63.01	55.79	51.59

AVERAGE BALANCE SHEET ITEMS:
Assets	$15,713,145	$14,306,673	$14,214,256
Interest earning assets	13,959,777	12,845,931	12,760,643
Loans	10,956,666	9,710,251	9,458,201
Interest bearing liabilities	11,040,905	10,145,279	10,350,865
Deposits	10,996,972	9,835,527	9,524,262
Shareholders’ equity	1,478,133	1,311,498	1,302,863

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
BALANCE SHEET ITEMS:
Assets	$15,950,054	$14,244,507	$14,363,839
Total loans	11,149,522	9,799,641	9,546,169
Non-covered loans	10,897,337	9,527,797	9,209,593
Deposits	10,957,184	9,673,102	9,722,375
Shareholders' equity	1,493,454	1,266,248	1,307,524

CAPITAL RATIOS:
Tier 1 leverage ratio	8.08%	8.07%	8.32%
Risk-based capital - Tier 1	10.58	10.92	11.00
Risk-based capital - Total Capital	12.27	12.75	13.01

	Three Months Ended
($ in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$136,185	$137,701	$126,504
Loans charged-off: (3)
Commercial and industrial	(4,807)	(10,204)	(6,672)
Commercial real estate	(570)	(1,132)	(823)
Construction	(510)	(3,533)	—
Residential mortgage	(1,176)	(1,727)	(783)
Consumer	(1,483)	(1,542)	(1,758)

Total loans charged-off	(8,546)	(18,138)	(10,036)

Charged-off loans recovered:
Commercial and industrial	1,005	617	448
Commercial real estate	120	106	21
Construction	—	—	—
Residential mortgage	514	23	21
Consumer	601	512	602

Total loans recovered	2,240	1,258	1,092

Net charge-offs	(6,306)	(16,880)	(8,944)
Provision charged for credit losses	5,697	15,364	24,162

Ending balance - Allowance for credit losses	$135,576	$136,185	$141,722

Components of allowance for credit losses:
Allowance for non-covered loans	$119,342	$120,274	$119,700
Allowance for covered loans	13,528	13,528	20,147

Allowance for loan losses	132,870	133,802	139,847
Allowance for unfunded letters of credit	2,706	2,383	1,875

Allowance for credit losses	$135,576	$136,185	$141,722

Components of provision for credit losses:
Provision for losses on non-covered loans	$5,374	$11,904	$5,205
Provision for losses on covered loans	—	3,416	18,882
Provision for unfunded letters of credit	323	44	75

Provision for credit losses	$5,697	$15,364	$24,162

Annualized ratio of net charge-offs of non-covered loans to average loans	0.23%	0.59%	0.16%
Annualized ratio of total net charge-offs to average loans	0.23	0.70	0.38
Allowance for non-covered loan losses as a % of non-covered loans	1.10	1.26	1.30
Allowance for credit losses as a % of total loans	1.22	1.39	1.48

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31,	December 31,	March 31,
ASSET QUALITY (NON-COVERED ASSETS): (7)	2012	2011	2011
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$5,531	$4,347	$11,007
Commercial real estate	8,897	13,115	14,025
Construction	9,312	2,652	11,860
Residential mortgage	12,988	8,496	12,373
Consumer	5,330	8,975	9,565

Total 30 to 89 days past due	42,058	37,585	58,830
90 or more days past due:
Commercial and industrial	—	657	12
Commercial real estate	711	422	—
Construction	—	1,823	—
Residential mortgage	1,749	763	1,201
Consumer	214	351	575

Total 90 or more days past due	2,674	4,016	1,788

Total accruing past due loans	$44,732	$41,601	$60,618

Non-accrual loans:
Commercial and industrial	$24,196	$26,648	$16,476
Commercial real estate	47,433	42,186	31,759
Construction	17,704	19,874	21,402
Residential mortgage	32,291	31,646	28,923
Consumer	3,583	3,910	2,730

Total non-accrual loans	125,207	124,264	101,290
Other real estate owned (8)	14,119	15,227	10,904
Other repossessed assets	1,769	796	960
Non-accrual debt securities (9)	38,502	27,151	—

Total non-performing assets (“NPAs”)	$179,597	$167,438	$113,154

Performing troubled debt restructured loans	$96,152	$100,992	$91,673
Total non-accrual loans as a % of loans	1.12%	1.27%	1.06%
Total accruing past due and non-accrual loans as a % of loans	1.52	1.69	1.70
Allowance for losses on non-covered loans as a % of non-accrual loans	95.32	96.79	118.18
Non-performing purchased credit-impaired loans: (10)
Non-covered loans	$9,961	$—	$—
Covered loans	71,179	76,701	83,535

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)

This press release contains certain supplemental financial information, described in Notes (1) - (4), which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2012	2011	2011
Tangible book value per common share:
Common shares outstanding	197,069,110	178,683,030	178,162,138

Shareholders’ equity	$1,493,454	$1,266,248	$1,307,524
Less: Goodwill and other intangible assets	(448,814)	(338,780)	(343,214)

Tangible shareholders’ equity	$1,044,640	$927,468	$964,310
Tangible book value	$5.30	$5.19	$5.41
Annualized return on average tangible equity:
Net income	$34,531	$24,817	$36,585

Average shareholders’ equity	1,478,133	1,311,498	1,302,863
Less: Average goodwill and other intangible assets	(449,285)	(339,528)	(343,908)

Average tangible shareholders’ equity	$1,028,848	$971,970	$958,955
Annualized return on average tangible shareholders’ equity	13.43%	10.21%	15.26%
Adjusted net income available to common stockholders:
Net income, as reported	$34,531	$24,817	$36,585
Net impairment losses on securities recognized in earnings (net of tax)	—	11,691	517

Net income, as adjusted	34,531	36,508	37,102
Adjusted per common share data:
Net income, as adjusted	$34,531	$36,508	$37,102
Average number of basic shares outstanding	196,930,733	178,694,711	178,154,684
Basic earnings, as adjusted	$0.18	$0.20	$0.21
Average number of diluted shares outstanding	196,961,915	178,695,174	178,162,788
Diluted earnings, as adjusted	$0.18	$0.20	$0.21
Adjusted annualized return on average assets:
Net income, as adjusted	$34,531	$36,508	$37,102
Average assets	15,713,145	14,306,673	14,214,256
Annualized return on average assets, as adjusted	0.88%	1.02%	1.04%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$34,531	$36,508	$37,102
Average shareholders' equity	1,478,133	1,311,498	1,302,863
Annualized return on average shareholders’ equity, as adjusted	9.34%	11.13%	11.39%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$34,531	$36,508	$37,102
Average tangible shareholders’ equity	1,028,848	971,970	958,955
Annualized return on average tangible shareholders’ equity, as adjusted	13.43%	15.02%	15.48%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2012	2011	2011
Adjusted efficiency ratio:
Non-interest expense	$94,548	$84,377	$83,829

Net interest income	127,459	118,314	116,892
Non-interest income	22,595	13,772	44,787
Add: Net impairment losses on securities recognized in earnings	—	19,143	825

Gross operating income, as adjusted	$150,054	$151,229	$162,504
Efficiency ratio, as adjusted	63.01%	55.79%	51.59%

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$1,044,640	$927,468	$964,310

Total assets	15,950,054	14,244,507	14,363,839
Less: Goodwill and other intangible assets	(448,814)	(338,780)	(343,214)

Tangible assets	$15,501,240	$13,905,727	$14,020,625
Tangible common equity to tangible assets	6.74%	6.67%	6.88%

(2) Non-interest income includes net trading (losses) gains:
Trading securities	$252	$492	$493
Junior subordinated debentures	(1,240)	(1,331)	2,889

Total trading (losses) gains, net	$(988)	$(839)	$3,382

(3) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$—	$(2,476)	$(4,966)
Commercial real estate	—	—	(38)
Residential mortgage	—	—	(110)

Total covered loans charged-off	$—	$(2,476)	$(5,114)

(4)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(5)	Share data reflects the five percent common stock dividend declared on April 18, 2012, to be issued May 25, 2012 to shareholders of record on May 11, 2012.
(6)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)

Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and acquired or purchased loans during 2012. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(8)

Excludes OREO properties related to the Liberty Pointe Bank and The Park Avenue Bank FDIC-assisted transactions totaling $11.0 million, $6.4 million and $6.7 million at March 31, 2012, December 31, 2011 and March 31, 2011, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(9)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $13.2 million and $24.6 million) at March 31, 2012 and December 31, 2011.

(10)

Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	March 31, 2012	December 31, 2011
Assets
Cash and due from banks	$466,616	$372,566
Interest bearing deposits with banks	34,219	6,483
Investment securities:
Held to maturity, fair value of $1,940,444 at March 31, 2012 and $2,027,197 at December 31, 2011	1,878,462	1,958,916
Available for sale	830,974	566,520
Trading securities	22,190	21,938

Total investment securities	2,731,626	2,547,374

Loans held for sale, at fair value	15,892	25,169
Non-covered loans	10,897,337	9,527,797
Covered loans	252,185	271,844
Less: Allowance for loan losses	(132,870)	(133,802)

Net loans	11,016,652	9,665,839

Premises and equipment, net	273,297	265,475
Bank owned life insurance	334,980	303,867
Accrued interest receivable	57,349	52,527
Due from customers on acceptances outstanding	5,461	5,903
FDIC loss-share receivable	69,928	74,390
Goodwill	420,434	317,962
Other intangible assets, net	28,380	20,818
Other assets	495,220	586,134

Total Assets	$15,950,054	$14,244,507

Liabilities
Deposits:
Non-interest bearing	$3,232,967	$2,781,597
Interest bearing:
Savings, NOW and money market	5,013,581	4,390,121
Time	2,710,636	2,501,384

Total deposits	10,957,184	9,673,102

Short-term borrowings	410,749	212,849
Long-term borrowings	2,724,731	2,726,099
Junior subordinated debentures issued to capital trusts (includes fair value of $151,409 at March 31, 2012 and $160,478 at December 31, 2011 for VNB Capital Trust I)	192,214	185,598
Bank acceptances outstanding	5,461	5,903
Accrued expenses and other liabilities	166,261	174,708

Total Liabilities	14,456,600	12,978,259

Shareholders' Equity *
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 232,023,233 shares; issued 197,073,878 shares at March 31, 2012 and 178,717,806 shares at December 31, 2011	65,927	59,955
Surplus	1,384,511	1,179,135
Retained earnings	92,166	90,011
Accumulated other comprehensive loss	(49,092)	(62,441)
Treasury stock, at cost (4,768 common shares at March 31, 2012 and 34,776 common shares at December 31, 2011)	(58)	(412)

Total Shareholders’ Equity	1,493,454	1,266,248

Total Liabilities and Shareholders’ Equity	$15,950,054	$14,244,507

*	Share data reflects the five percent common stock dividend declared on April 18, 2012, to be issued May 25, 2012 to shareholders of record on May 11, 2012.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31,
	2012	2011
Interest Income
Interest and fees on loans	$148,460	$133,623
Interest and dividends on investment securities:
Taxable	20,751	29,580
Tax-exempt	3,119	2,505
Dividends	1,751	2,056
Interest on federal funds sold and other short-term investments	55	55

Total interest income	174,136	167,819

Interest Expense
Interest on deposits:
Savings, NOW and money market	5,354	4,679
Time	10,185	12,166
Interest on short-term borrowings	253	341
Interest on long-term borrowings and junior subordinated debentures	30,885	33,741

Total interest expense	46,677	50,927

Net Interest Income	127,459	116,892
Provision for losses on non-covered loans and unfunded letters of credit	5,697	5,280
Provision for losses on covered loans	—	18,882

Net Interest Income After Provision for Credit Losses	121,762	92,730

Non-Interest Income
Trust and investment services	1,774	2,023
Insurance commissions	5,436	4,423
Service charges on deposit accounts	5,946	5,650
(Losses) gains on securities transactions, net	(157)	2,679
Other-than-temporary impairment losses on securities	—	—
Portion recognized in other comprehensive income (before taxes)	—	(825)

Net impairment losses on securities recognized in earnings	—	(825)
Trading (losses) gains, net	(988)	3,382
Fees from loan servicing	1,159	1,197
Gains on sales of loans, net	3,166	3,609
Gains on sales of assets, net	32	57
Bank owned life insurance	1,959	1,706
Change in FDIC loss-share receivable	(90)	16,235
Other	4,358	4,651

Total non-interest income	22,595	44,787

Non-Interest Expense
Salary and employee benefits expense	51,026	44,125
Net occupancy and equipment expense	17,362	17,186
FDIC insurance assessment	3,619	3,329
Amortization of other intangible assets	1,958	1,962
Professional and legal fees	3,624	3,773
Advertising	1,688	1,482
Other	15,271	11,972

Total non-interest expense	94,548	83,829

Income Before Income Taxes	49,809	53,688
Income tax expense	15,278	17,103

Net Income	$34,531	$36,585

Earnings Per Common Share *:
Basic	$0.18	$0.21
Diluted	0.18	0.21
Cash Dividends Declared per Common Share *	0.16	0.16
Weighted Average Number of Common Shares Outstanding *:
Basic	196,930,733	178,154,684
Diluted	196,961,915	178,162,788

*	Share data reflects the five percent common stock dividend declared on April 18, 2012, to be issued May 25, 2012 to shareholders of record on May 11, 2012.

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	3/31/2012	12/31/2011	09/30/2011	06/30/2011	03/31/2011
Non-covered Loans
Commercial and industrial	$2,170,378	$1,878,387	$1,833,211	$1,825,782	$1,859,626
Commercial real estate:
Commercial real estate	4,347,542	3,574,089	3,524,891	3,486,597	3,457,768
Construction	430,906	411,003	401,166	413,951	418,304

Total commercial real estate	4,778,448	3,985,092	3,926,057	3,900,548	3,876,072
Residential mortgage	2,531,166	2,285,590	2,172,601	2,147,362	2,047,898
Consumer:
Home equity	507,560	469,604	477,517	484,812	492,328
Automobile	764,082	772,490	785,443	807,489	827,485
Other consumer	145,703	136,634	122,862	116,606	106,184

Total consumer loans	1,417,345	1,378,728	1,385,822	1,408,907	1,425,997

Total non-covered loans	$10,897,337	$9,527,797	$9,317,691	$9,282,599	$9,209,593

Covered loans *	252,185	271,844	282,396	308,424	336,576

Total loans	$11,149,522	$9,799,641	$9,600,087	$9,591,023	$9,546,169

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 03/31/2012			Quarter End - 12/31/2011			Quarter End - 09/30/2011			Quarter End - 06/30/2011			Quarter End - 03/31/2011
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$10,956,666	$148,470	5.42%	$9,710,251	$138,356	5.70%	$9,642,366	$140,305	5.82%	$9,619,959	$135,085	5.62%	$9,458,201	$133,625	5.65%
Taxable investments (3)	2,469,057	22,502	3.65%	2,406,927	24,838	4.13%	2,537,173	28,117	4.43%	2,698,706	30,193	4.48%	2,823,185	31,636	4.48%
Tax-exempt investments (1)(3)	439,927	4,799	4.36%	477,841	4,970	4.16%	464,873	4,783	4.12%	372,002	3,737	4.02%	400,049	3,854	3.85%
Federal funds sold and other interest bearing deposits	94,127	55	0.23%	250,912	149	0.24%	176,900	110	0.25%	137,372	88	0.26%	79,208	55	0.28%

Total interest earning assets	13,959,777	175,826	5.04%	12,845,931	168,313	5.24%	12,821,312	173,315	5.41%	12,828,039	169,103	5.27%	12,760,643	169,170	5.30%

Other assets	1,753,368			1,460,742			1,462,471			1,447,244			1,453,613

Total assets	$15,713,145			$14,306,673			$14,283,783			$14,275,283			$14,214,256

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$5,072,431	$5,354	0.42%	$4,463,682	$5,154	0.46%	$4,395,239	$4,961	0.45%	$4,431,929	$5,082	0.46%	$4,303,555	$4,679	0.43%
Time deposits	2,812,582	10,185	1.45%	2,584,980	11,085	1.72%	2,782,254	12,424	1.79%	2,815,223	12,616	1.79%	2,731,981	12,166	1.78%
Short-term borrowings	237,676	253	0.43%	185,091	244	0.53%	175,636	293	0.67%	167,864	276	0.66%	241,786	341	0.56%
Long-term borrowings (4)	2,918,216	30,885	4.23%	2,911,526	31,775	4.37%	2,942,015	32,026	4.35%	2,933,165	32,150	4.38%	3,073,543	33,741	4.39%

Total interest bearing liabilities	11,040,905	46,677	1.69%	10,145,279	48,258	1.90%	10,295,144	49,704	1.93%	10,348,181	50,124	1.94%	10,350,865	50,927	1.97%

Non-interest bearing deposits	3,111,959			2,786,865			2,611,057			2,554,909			2,488,726
Other liabilities	82,148			63,031			60,849			59,692			71,802
Shareholders’ equity	1,478,133			1,311,498			1,316,733			1,312,501			1,302,863

Total liabilities and shareholders’ equity	$15,713,145			$14,306,673			$14,283,783			$14,275,283			$14,214,256

Net interest income/interest rate spread (5)		$129,149	3.35%		$120,055	3.34%		$123,611	3.48%		$118,979	3.33%		$118,243	3.33%
Tax equivalent adjustment		(1,690)			(1,741)			(1,676)			(1,309)			(1,351)

Net interest income, as reported		$127,459			$118,314			$121,935			$117,670			$116,892

Net interest margin (6)			3.65%			3.68%			3.80%			3.67%			3.66%
Tax equivalent effect			0.05%			0.06%			0.06%			0.04%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.70%			3.74%			3.86%			3.71%			3.71%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.